Exhibit 10.16

Date [●] 2014

GASLOG LTD.
as Lender

-and-

GASLOG PARTNERS LP
as Borrower

FORM OF LOAN AGREEMENT

relating to
a $30,000,000 unsecured revolving credit facility

THIS AGREEMENT is made on [●] 2014

BETWEEN

(1)	GASLOG LTD., a company incorporated in Bermuda whose registered office is at Clarendon House, 2 Church Street, Hamilton, HM 11, Bermuda (the “Lender”); and

(2)	GASLOG PARTNERS LP, a limited partnership formed in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, Marshall Islands MH96960 (the “Borrower)”.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1.	Definitions. In this Agreement:

“Advance” means the principal amount of each borrowing by the Borrower under this Agreement;

“Availability Period” means the period commencing on the date of this Agreement and ending on:

(a)	the date falling 36 months after the date of this Agreement (or such later date as the Lender may agree with the Borrower); or

(b)	if earlier, the date on which the Commitment is fully cancelled or terminated;

“Available Commitment” means, at any time during the Availability Period, the Commitment less the amount of the Loan at that time;

“Business Day” means a day on which banks are open in London and, in respect of a day on which a payment is required to be made under this Agreement, also in New York City;

“Commitment” means $30,000,000 as that amount may be reduced, cancelled or terminated in accordance with this Agreement;

“Dollars” and “$” means the lawful currency for the time being of the United States of America;

“Drawdown Date” means, in relation to an Advance, the date requested by the Borrower for the Advance to be made, or (as the context requires) the date on which the Advance is actually made;

“Drawdown Notice” means a notice in the form set out in Schedule 1 (or in any other form approved by the Lender);

“Event of Default” means any of the events or circumstances described in Clause 10.1;

“IPO” means the initial public offering of units in the Borrower to be effected with the New York Stock Exchange (NYSE);

“Loan” means the aggregate principal amount for the time being outstanding under this Agreement;

“Quarterly Payment Date” means the last day of March, June, September and December.

“Repayment Date” means, in relation to an Advance, the date falling 6 months after the Drawdown Date for that Advance or, if earlier, the Termination Date; and

“Termination Date” means the date falling 36 months after the date of this Agreement.

1.2.	Clause references. References in this Agreement to Clauses are, unless otherwise specified, references to clauses of this Agreement.

1.3.	References to persons. References to “person” or “persons” or to words importing persons include, without limitation, individuals, firms, corporations, government agencies, committees, departments, authorities and other bodies, incorporated or unincorporated, whether having distinct legal personality or not.

1.4.	Clause headings. Clause headings are for ease of reference only.

2.	FACILITY

2.1.	Amount of facility. Subject to the other provisions of this Agreement, the Lender shall make a revolving credit facility not exceeding $30,000,000 available to the Borrower.

2.2.	Purpose of facility. The Borrower undertakes to use each Advance for general partnership purposes.

3.	DRAWDOWN

3.1.	Request for Advance. Subject to the following conditions, the Borrower may request an Advance to be made by ensuring that the Lender receives a completed Drawdown Notice not later than 11.00 a.m. (London time) 3 Business Days prior to the intended Drawdown Date.

3.2.	Availability. The conditions referred to in Clause 3.1 are that:

(a)	a Drawdown Date has to be a Business Day during the Availability Period;

(b)	the amount of an Advance shall be at least $2,000,000 and in multiples of $1,000,000 in excess thereof and shall not exceed the Available Commitment; and
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(c)	the aggregate amount of the Advances outstanding shall not exceed the Commitment.

3.3.	Drawdown Notice irrevocable. A Drawdown Notice must be signed by an officer of the Borrower; and once served, a Drawdown Notice cannot be revoked without the prior consent of the Lender.

3.4.	Disbursement of Advance. Subject to the provisions of this Agreement, the Lender shall on each Drawdown Date make each Advance to the Borrower; and payment to the Borrower shall be made to the account which the Borrower specifies in the Drawdown Notice.

4.	INTEREST AND FEES

4.1.	Interest on Advances for the first year. From [●] 2014 until [●], 2015, each Advance shall accrue interest at a rate of 5% per annum.

4.2.	Interest on Advances after the first year. Starting on [●], 2015, each Advance shall accrue interest at a rate of 6% per annum (including any Advance outstanding on such date).

4.3.	Interest payment date. The Borrower shall pay interest due and payable on the Advances in arrears on each Quarterly Payment Date.

4.4.	Computation of interest. All computations of interest shall be made by the Lender on the basis of a year of 360 days consisting of twelve 30 day months. Each determination by the Lender of an interest amount hereunder shall, except for manifest error, be final, conclusive and binding for all purposes.

4.5.	Payment of default interest on overdue amounts. The Borrower shall pay interest in accordance with the provisions of Clause 4.6 to 4.9 on any amount payable by the Borrower under this Agreement which the Lender does not receive on or before the Termination Date, the applicable Quarterly Payment Date or, if immediately due and payable under this Agreement, the date on which it became immediately due and payable.

4.6.	Default rate of interest. Interest shall accrue on an overdue amount (and any unpaid interest with respect thereto) from (and including) the relevant date until the date of actual payment (as well after as before judgment) at the rate of 2% per annum.

4.7.	Payment of accrued default interest. Subject to the other provisions of this Agreement, any interest due under Clause 4.5 shall be paid on the last day of the period by reference to which it was determined.

4.8.	Basis for calculation of default interest. Default interest shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year consisting of twelve 30 day months.
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4.9.	Compounding of default interest. Any such interest which is not paid at the end of the period by reference to which it was determined shall thereupon be compounded.

4.10.	Fees. Starting on [●], 2015, the Borrower shall pay to the Lender, quarterly in arrears on each Quarterly Payment Date an unused commitment fee at the rate of 2.4% per annum of the difference between (x) the Commitment and (y) the average daily outstanding amount of the Loan during the immediately preceding calendar quarter (or other applicable shorter period).

4.11.	Notice of cancelation. The Borrower shall have the right at any time to immediately and irrevocably reduce the Commitment in part (in multiples of $1,000,000) or in whole by written notice to the Lender.

5.	REPAYMENT, PREPAYMENT AND CANCELLATION

5.1.	Repayment Date for each Advance. Each Advance shall be repaid in full on the Repayment Date applicable to it.

5.2.	Deemed repayment. In respect of an Advance, if no repayment is made on the Repayment Date for that Advance then the Advance shall be deemed to have been repaid by a further Advance in the same amount which shall be deemed to have been drawn down on the Repayment Date for the original Advance. For the avoidance of doubt, this Clause only applies in respect of amounts due on Repayment Dates and not in respect of amounts due on the Termination Date.

5.3.	Additional payments on Termination Date. On the Termination Date, the Borrower shall repay any Advance then outstanding in full and shall additionally pay to the Lender all other sums, if any, then owing or accrued under this Agreement, including any accrued but unpaid interest.

5.4.	Voluntary prepayment. The Borrower may at any time prepay in whole or in part any Advance on giving at least 13 days prior written notice to the Lender.

5.5.	Effect of notice of prepayment. A prepayment notice may not be withdrawn or amended without the consent of the Lender and the amount specified in the prepayment notice shall become due and payable by the Borrower on the date for prepayment specified in the prepayment notice.

5.6.	Amounts payable on prepayment. A prepayment shall be made together with any amount payable under Clause 12 or otherwise under this Agreement in respect of the amount prepaid.

5.7.	Reborrowing permitted. Subject to the terms of this Agreement, any amount repaid or prepaid may be reborrowed.
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6.	CONDITIONS PRECEDENT

6.1.	Conditions. The Lender’s obligation to make an Advance is subject to the following conditions precedent:

(a)	that, on or before the service of the first Drawdown Notice, the IPO shall have taken place;

(b)	that, on the Drawdown Date, the representations and warranties of the Borrower herein are accurate; and

(c)	that, on the Drawdown Date, but prior to the making of the Advance, no Event of Default has occurred and is continuing or would result from the borrowing of the Advance.

7.	REPRESENTATIONS AND WARRANTIES

7.1.	Borrower’s representations and warranties. The Borrower represents and warrants to the Lender that the following statements are, at the date hereof and on any Drawdown Date, true and accurate:

(a)	it is duly formed under the laws of the Republic of the Marshall Islands and has full power and authority to enter into and perform its obligations under this Agreement;

(b)	the execution, delivery and performance of this Agreement:

(i)	have been duly authorized by all necessary limited partnership action on its part; and

(ii)	do not contravene any applicable law, regulation or order binding on it or any of its assets or its constitutional documents;

(c)	neither the execution, delivery and performance by it of this Agreement require the consent or approval of, the giving of notice to, the registration with, or the taking of any other action in respect of, any relevant governmental authority or agency, except such as have been obtained and are in full force and effect; and

(d)	this Agreement constitutes its legal, valid and binding obligations.

7.2.	Survival of representations and warranties. The representations and warranties given in this Clause 7 shall survive the execution of this Agreement.
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8.	UNDERTAKINGS

8.1.	General. The Borrower undertakes with the Lender to comply with the following provisions of this Clause 8 at all times whilst it has any outstanding obligations or liabilities under this Agreement, except as the Lender may otherwise permit.

8.2.	Notification of Event of Default. The Borrower will promptly inform the Lender of any event which constitutes or may constitute an Event of Default or which may adversely affect the Borrower’s ability to perform its obligations under this Agreement.

8.3.	Information. The Borrower will deliver to the Lender such financial or other information in respect of its business and financial status as the Lender may reasonably require including, but not limited to, copies of its unaudited quarterly financial statements and of its audited annual financial statements.

9.	PAYMENTS AND CALCULATIONS

9.1.	Currency and method of payments. All payments to be made by the Borrower to the Lender under this Agreement shall be made to the Lender:

(a)	by not later than 11.00 a.m. (New York City time) on the due date;

(b)	in same day Dollar funds; and

(c)	to such account of the Lender as the Lender may from time to time notify to the Borrower.

9.2.	Payment on non-Business Day. If any payment by the Borrower under this Agreement would otherwise fall due on a day which is not a Business Day:

(a)	the due date shall be extended to the next succeeding Business Day; or

(b)	if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day.

10.	EVENTS OF DEFAULT

10.1.	Events of Default. An Event of Default occurs if:

(a)	the Borrower fails to pay when due any sum payable under this Agreement unless such failure is due to a technical breakdown or communication error in which case the Borrower shall rectify such non-payment within 3 Business Days of it having been notified of the missed payment by the Lender; or
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(b)	any breach by the Borrower occurs of any provision of this Agreement (other than a breach covered by paragraph (a)) which, in the opinion of the Lender, is capable of remedy and which continues unremedied 10 Business Days after receipt by the Borrower of a written request from the Lender that the breach be remedied; or

(c)	any information given by the Borrower to the Lender in relation to this Agreement proves to be misleading or materially inaccurate or incorrect when made; or

(d)	any other loan, guarantee or other obligation of the Borrower exceeding $10,000,000 is declared by the relevant creditor or creditors due prematurely due to a default, to non-payment or any security in respect thereof becomes enforceable; or

(e)	a lien, arrest, distress or similar event is levied upon or against any substantial part of the assets of the Borrower which is not discharged or disputed in good faith within 10 Business Days after the Borrower has become aware of the same; or

(f)	a substantial part of the Borrower’s business or assets is destroyed, abandoned, seized, appropriated or forfeited for any reason; or

(g)	any order shall be made by any competent court or resolution passed by the Borrower for the appointment of a liquidator, administrator or receiver of, or for the winding-up of, the Borrower; or

(h)	an encumbrancer takes possession of or a receiver is appointed of the whole or, in the opinion of the Lender, any material part of the assets of the Borrower or a distress, execution or other process is levied or enforced upon or sued out against the whole or, in the opinion of the Lender, a material part of the assets of the Borrower; or

(i)	the Borrower shall stop payment or shall be unable to, or shall admit inability to, pay its debts as they fall due, or shall be adjudicated or found bankrupt or insolvent, or shall enter into any composition or other arrangement with its creditors generally; or

(j)	any event shall occur which under the law of any jurisdiction to which the Borrower is subject has an effect equivalent or similar to any of the events referred to in Clause 10.1(c), (d) or (e); or

(k)	the Borrower ceases or suspends or threatens to cease or suspend the carrying on of its business or a part of its business or disposes of or threatens to dispose of a substantial part of its business or assets which, in the opinion of the Lender, is material in the context of this Agreement; or
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(l)	it becomes unlawful for the Borrower to fulfill its obligations under this Agreement; or

(m)	GasLog Partners GP LLC ceases to be the General Partner of the Borrower; or

(n)	the constitutional documents of the Borrower are amended or varied in any way which is, in the reasonable opinion of the Lender, adverse to its interests in connection with this Agreement.

10.2.	Actions following an Event of Default. On, or at any time after, the occurrence of an Event of Default the Lender may:

(a)	serve on the Borrower a notice stating that all obligations of the Lender to the Borrower under this Agreement are cancelled; or

(b)	serve on the Borrower a notice stating that the Loan, any accrued interest and all other amounts owing under this Agreement are immediately due and payable or are due and payable on demand; or

(c)	take any other action which, as a result of the Event of Default or any notice served under paragraph (a) or (b), the Lender is entitled to take under this Agreement or any applicable law.

10.3.	Termination of obligations. On the service of a notice under Clause 10.2(a), all the obligations of the Lender to the Borrower under this Agreement shall terminate.

10.4.	Acceleration of Loan. On the service of a notice under Clause 10.2(b), the Loan and all other amounts accrued or owing from the Borrower under this Agreement shall become immediately due and payable or, as the case may be, payable on demand.

11.	COSTS

11.1.	Costs. The Borrower shall pay all reasonable costs incurred by the Lender in connection with the preparation of this Agreement and any and all other costs incurred by the Lender in connection with the facility provided pursuant to this Agreement.

12.	INDEMNITIES

12.1.	Indemnities regarding the borrowing and repayment of Loan. The Borrower shall fully indemnify the Lender on its demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by the Lender, or which the Lender reasonably and with due diligence estimates that it will incur, as a result of or in connection with:
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(a)	an Advance not being borrowed on the date specified in the Drawdown Notice for any reason other than a default by the Lender;

(b)	the receipt or recovery of all or any part of the Loan or an overdue sum otherwise than on a Repayment Date or the Termination Date or other relevant date;

(c)	any failure (for whatever reason) by the Borrower to make payment of any amount due under this Agreement on the due date or, if so payable, on demand; and

(d)	the occurrence of an Event of Default and/or the acceleration of repayment of the Loan under Clause 10,

and in respect of any tax (other than tax on its overall net income) for which the Lender is liable in connection with any amount paid or payable to the Lender (whether for its own account or otherwise) under this Agreement.

12.2.	Breakage costs. Without limiting its generality, Clause 12.1 covers any claim, expense, liability or loss, including a loss of a prospective profit, incurred by the Lender in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of the Loan and/or any overdue amount (or an aggregate amount which includes the Loan or any overdue amount).

13.	NO SET-OFF OR TAX DEDUCTION

13.1.	No deductions. All amounts due from the Borrower under this Agreement shall be paid:

(a)	without any form of set-off, cross-claim or condition; and

(b)	free and clear of any tax deduction except a tax deduction which the Borrower is required by law to make.

13.2.	Grossing-up for taxes. If the Borrower is required by law to make a tax deduction from any payment:

(a)	the Borrower shall notify the Lender as soon as it becomes aware of the requirement;

(b)	the Borrower shall pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises; and

(c)	the amount due in respect of the payment shall be increased by the amount necessary to ensure that the Lender receives and retains (free from any liability relating to the tax deduction) a net amount which, after the tax
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deduction, is equal to the full amount which it would otherwise have received.

13.3.	Exclusion of tax on overall net income. In this Clause 13 “tax deduction” means any deduction or withholding for or on account of any present or future tax except tax on the Lender’s overall net income.

14.	ILLEGALITY

14.1.	Illegality. This Clause 14 applies if the Lender notifies the Borrower that it has become, or will with effect from a specified date, become:

(a)	unlawful or prohibited as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or

(b)	contrary to, or inconsistent with, any regulation,

for the Lender to maintain or give effect to any of its obligations under this Agreement in the manner contemplated by this Agreement.

14.2.	Notification and effect of illegality. On the Lender notifying the Borrower under Clause 14.1, the Commitment shall terminate; and thereupon or, if later, on the date specified in the Lender’s notice under Clause 14.1 as the date on which the notified event would become effective the Borrower shall prepay the Loan in full.

14.3.	Mitigation. If circumstances arise which would result in a notification under Clause 14.1 then, without in any way limiting the rights of the Lender under Clause 14.2, the Lender shall use reasonable endeavors to transfer its obligations, liabilities and rights under this Agreement to a subsidiary not affected by the circumstances but the Lender shall not be under any obligation to take any such action if, in its opinion, to do would or might:

(a)	have an adverse effect on its business, operations or financial condition; or

(b)	involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any regulation; or

(c)	involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage.

15.	TRANSFERS

15.1.	No Transfers. Neither party may, without the consent of the other party, transfer any of its rights, liabilities or obligations under this Agreement.
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16.	NOTICES

16.1.	General. Unless otherwise specifically provided, any notice under or in connection with this Agreement shall be given by letter or fax and shall be effective upon receipt; and references in this Agreement to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

16.2.	Addresses for communications. A notice by letter or fax shall be sent:

(a)	to the Lender:

GasLog Ltd.,
c/o GasLog Monaco S.A.M.
Gildo Pastor Center
7 Rue du Gabian
MC 98000, Monaco

Fax:+377 9797 5124
Attention: Simon Crowe–Chief Financial Officer
Copy to: Line Ljungdahl–Head of Legal

(b)	to the Borrower:

GasLog Partners LP,
c/o GasLog Monaco S.A.M.
Gildo Pastor Center
7 Rue du Gabian
MC 98000, Monaco

Fax:+377 9797 5124
Attention: Simon Crowe–Chief Financial Officer
Copy to: Line Køhler Ljungdahl–Head of Legal

or to such other address as the relevant party may notify the other.

17.	SUPPLEMENTAL

17.1.	Rights cumulative. The rights and remedies which this Agreement gives to the Lender are:

(a)	cumulative;

(b)	may be exercised as often as appears expedient; and

(c)	shall not, unless explicitly and specifically stated so, be taken to exclude or limit any right or remedy conferred by any law.

17.2.	Severability. If any provision of this Agreement is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of this Agreement.
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17.3.	Third party rights. A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

18.	LAW AND JURISDICTION

18.1.	English law. This Agreement shall be governed by, and construed in accordance with, English law.

18.2.	Exclusive English jurisdiction. Subject to Clause 18.3, the courts of England shall have exclusive jurisdiction to settle any Dispute.

18.3.	Choice of forum for the exclusive benefit of the Lender. Clause 18.2 is for the exclusive benefit of the Lender, which reserves the rights:

(a)	to commence proceedings in relation to any Dispute in the courts of any country other than England and which have or claim jurisdiction to that Dispute; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.

The Borrower shall not commence any proceedings in any country other than England in relation to a Dispute.

18.4.	Process agent. The Borrower irrevocably appoints Unisea Maritime Ltd at its registered office for the time being, presently at 14 Headfort Place, London, SWLX 7DH, to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with a Dispute.

18.5.	Lender’s rights unaffected. Nothing in this Clause 18 shall exclude or limit any right which the Lender may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

18.6.	Meaning of “proceedings”. In this Clause 18, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure and a “Dispute” means any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement).

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

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BORROWER

By:
Name:
Title:

for and on behalf of
GASLOG PARTNERS LP

in the presence of:

LENDER

By:
Name:
Title:

for and on behalf of
GASLOG LTD.

in the presence of:
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SCHEDULE 1

DRAWDOWN NOTICE

To: GasLog Ltd.,

c/o GasLog Monaco S.A.M.
Gildo Pastor Center
7 Rue du Gabian
MC 98000, Monaco

Attention: [●]

[●] 2014

1.	We refer to the loan agreement (the “Loan Agreement”) dated [●] 2014 and made between us as Borrower and you as Lender in connection with a revolving credit facility of up to $30,000,000. Terms defined in the Loan Agreement have their defined meanings when used in this Drawdown Notice.

2.	We request to borrow as follows:

(a) Amount: $[●];

(b) Drawdown Date: [●];

(c) Payment instructions: account in our name and numbered [●] with [●] of [●].

3.	We represent and warrant that (i) no Event of Default has occurred or will result from the borrowing of the Advance and (ii) the representations and warranties made by us in Clause 7 of the Loan Agreement are, at the date hereof, true and accurate.

4.	We confirm that we will indemnity you against any loss or expense which you may sustain or incur as a consequence of the Advance not being drawn, including but not limited to any loss or expenses incurred by you to fund the Advance.

5.	This notice cannot be revoked without the prior consent of the Lender.

Yours faithfully

Name:
Title:

for and on behalf of

GASLOG PARTNERS LP

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